SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this [___] day of [_____________], [____] (the “Award Date”) granted to [_______________] (the “Participant”) an  Incentive Stock Option Award  to purchase [______] shares of Southwestern’s Common Stock ($.01 par value) (the “Award”).  This Award is subject to the terms of this Incentive Stock Option Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan.

1.

Acceptance of Terms and Conditions.  By acknowledging and accepting this Award, you agree to be bound by the terms and conditions of this Agreement, the Plan (including without limitation, Section 12 of the Plan), and all conditions established by Southwestern in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in this Award as described in this Agreement, you must accept the Award. If you fail to accept the Award prior to the first Vesting Date, it will be cancelled and forfeited.

2.

Exercise Price.  The exercise price per share of Common Stock underlying this Award shall be $______.

3.

Expiration Date.  Any portion of this Award, whether vested or unvested, that has not sooner expired pursuant to Section 6 or Section 7 of this Agreement shall expire no later than the seventh (7th) anniversary of the Award Date (the “Expiration Date”).

4.

Vesting.  Except as otherwise provided in Sections 6 and 8 of this Agreement, on each of the dates set forth below (each a “Vesting Date”), subject to the Participant’s continued employment with the Company, this Award will become vested and exercisable with respect to the below-stated percentage of the total number of shares of Common Stock underlying the Award, until 100% of the Award has become vested and exercisable:

Percentage of Total Shares Underlying the Award	Vesting Date
[%]	[Vest Date]
[%]	[Vest Date]
[%]	[Vest Date]

5.

Conversion to Non-Qualified Stock Options.  Pursuant to Section 6(e) of the Plan, if any portion of the Award results in the aggregate Fair Market Value of shares of Common Stock underlying Incentive Stock Option Awards that become exercisable for the first time by the Participant during any calendar year exceeding $100,000, then such portion of the Award will automatically be deemed to be an award of Non-Qualified Stock Options, but all other terms and provisions of this Award shall remain unchanged; provided that, notwithstanding Section 10 of this Agreement, such Non-Qualified Stock Options may be transferred in accordance with Section 6(d) of the Plan.

6.

Termination of Employment.

(a)

Termination for Cause.  If the Participant’s employment with the Company is terminated by the Company for Cause, any outstanding portion of the Award, whether vested or unvested, shall expire at the commencement of business on the date of such termination.

(b)

Termination due to Death, Disability or Retirement.  If the Participant’s employment with the Company is terminated as a result of the Participant’s death, Disability, or Retirement, the Award shall become fully vested and exercisable by the Participant or the Participant’s estate or beneficiary under his or her will until the Expiration Date. However, if the Participant's employment with the Company is terminated as a result of the Participant's Retirement, the Award will be treated as a Non-Qualified Stock Option if exercised following the three (3) month anniversary of the Participant's date of termination of employment.

(c)

Termination due to Early Retirement.  If the Participant’s employment with the Company is terminated as a result of the Participant’s Early Retirement, any portion of the Award which is vested and exercisable as of the date of such termination shall remain exercisable until the first anniversary of the Participant’s date of termination of employment, and shall expire on the earlier of such anniversary date or the Expiration Date, provided that such vested portion of the Award will be treated as a Non-Qualified Stock Option if exercised following the three (3) month anniversary of the Participant's date of termination of employment. Any portion of the Award which is unvested as of the date of such termination shall expire on the close of business of the Participant’s date of termination of employment.

(d)

Other Terminations.  If the Participant’s employment with the Company is terminated for any reason other than those specified in Section 6(a)-(c) above, any portion of the Award that is vested and exercisable on the date of such termination shall remain exercisable for three (3) months following the Participant’s date of termination of employment, but not beyond the Expiration Date. Any portion of the Award which is unvested on the date of such termination shall expire on the close of business of the Participant’s date of termination of employment.

7.

Subsidiaries.  Unless the Committee determines otherwise, any Award held by a Participant employed by an entity that is a Subsidiary will expire immediately on the date such entity ceases to be a Subsidiary of Southwestern.

8.

Change in Control.  Upon a Change in Control, the Award shall fully vest and become exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan, provided that no Award may be exercisable after the Expiration Date.

9.

Exercisability.  To the extent vested and exercisable on the effective date of exercise, the Award may be exercised in whole or in part, provided that no partial exercise shall be for an aggregate Exercise Price of less than $1,000.  The partial exercise of any Award shall not cause the expiration, termination or cancellation of the remaining portion hereof.

(a)

Method of Exercise.  This Award may be exercised by delivering notice to the Southwestern’s principal office, to the attention of its Secretary, or as otherwise directed, no less than one (1) business days in advance of the effective date of the proposed exercise.  Such notice shall specify the number of shares of Common Stock with respect to which the Award is being exercised and the effective date of the proposed exercise and shall be signed (including through an electronic medium) by the Participant.

(b)

Payment of Exercise Price.  Payment of the Exercise Price in connection with the exercise of all or a portion of this Award shall be made on the effective date of such exercise in accordance with Section 6(c)(3) of the Plan.

10.

Limitations on Transfer.  During the lifetime of the Participant, the Award shall be exercisable only by the Participant and may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution.

11.

Responsibility for Taxes.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the receipt, vesting, or exercise of the Award, in accordance with Section 16 of the Plan.

12.

Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement the terms of the Plan, as interpreted by the Committee, shall govern.

13.

No Rights to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate the Participant’s employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of this Award.

14.

Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

15.

Confidentiality. The Participants agrees not to disclose the existence or terms of the Award to any other employees of the Company or third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal requirements.

16.

Failure to Comply; Recoupment.

(a)

In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan or this Agreement, unless such failure is remedied within ten (10) days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of the Award, in whole or in part, as the Committee may determine.

(b)

Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or exercise of the Award pursuant to this Agreement.

17.

Rights as a Stockholder.  Except as otherwise expressly provided in this Agreement or the Plan, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to this Award granted pursuant to the Plan until the date (if any) of the issuance of such shares of Common Stock or the date as of which the Company records the Participant or his or her nominee as the owner of such shares of Common Stock, free and clear of any restrictions or conditions pursuant to the Plan or this Agreement, in its books and records.

18.

Modification. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof.  The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

19.

Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

20.

Electronic Delivery and Acceptance.  Southwestern may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by Southwestern.

21.

Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

22.

Waiver.  The waiver by the Company with respect to your compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

23.

Participant Acknowledgment.  By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement and the Plan as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ____ day of ________, 20____.

ATTEST:

SOUTHWESTERN ENERGY COMPANY

By:

_____________________________

By:

_______________________________

On this ____ day of ____________, _____, the undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

______________________________________

[Employee]